Exhibit 99.1
SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of October 4, 2016, by and between ATRM Holdings, Inc., a Minnesota corporation (the “Company”), and Lone Star Value Co-Invest I, LP (“Purchaser”).

WITNESSETH:

WHEREAS, the Company desires financing for the purchase of certain assets of EdgeBuilder Wall Panels, Inc. and Glenbrook Lumber & Supply, Inc. (collectively, the “Sellers”) pursuant to the terms of that certain Asset Purchase Agreement, dated as of October 4, 2016, by and among the Company, EdgeBuilder, Inc., Glenbrook Building Supply, Inc., the Sellers and the individuals listed on the signature page thereto (the “Acquisition”); and

WHEREAS, Purchaser holds a promissory note of the Company, dated July 21, 2014, as amended August 12, 2016, in the original principal amount of $2,500,000, and a promissory note of the Company, dated September 19, 2014, as amended August 12, 2016, in the original principal amount of $2,000,000, and Lone Star Value Investors, LP (“Lone Star Value Investors”), an affiliate of Purchaser, owns 1,067,885 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and holds a promissory note of the Company, dated April 1, 2014, as amended August 12, 2016, in the original principal amount of $6,000,000, of which $4,261,000 in principal remains outstanding;

WHEREAS Lone Star Value Management, LLC (“Lone Star Management”) is investment manager of Purchaser, Lone Star Value Investors, and a certain separately managed account holding 10,000 shares of Common Stock;

WHEREAS, Jeffrey E. Eberwein, the Chairman of the Company’s Board of Directors, serves as the manager of Lone Star Value Investors GP, LLC, the general partner of Lone Star Value Investors and Purchaser, and as the sole member of Lone Star Value Management, which serves as the investment manager of Lone Star Value Investors, and therefore may be deemed to beneficially own the securities held by Purchaser, Lone Star Value Investors, and a certain separately managed account; and

WHEREAS, subject to the terms and conditions of this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, a Promissory Note in the original principal amount of $2,000,000 (the “Note”).

NOW THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Purchase and Sale of Securities.

1.1           Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Company will sell and Purchaser will purchase the Note.  The terms and provisions of the Note are more fully set forth in the form of Promissory Note attached hereto as Exhibit A.  The purchase price to be paid by Purchaser to the Company to acquire the Note shall be $2,000,000 (the “Purchase Price”).  At the Closing, Purchaser shall pay the Purchase Price to the Company by wire transfer of immediately available funds to an account designated by the Company and the Company shall deliver to Purchaser an executed Promissory Note.

1.2           Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic copies of documents, and shall be deemed to have taken place simultaneously with the execution and delivery of this Agreement and the satisfaction of the obligations of the parties under Section 1.1.

2.           Representations and Warranties of the Company.  The Company represents and warrants to Purchaser as follows:

2.1           Corporate Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and in the places where such properties are now owned, operated and leased or such business is now being conducted.

2.2           Authorization.  The Company has the requisite power and authority to enter into and perform this Agreement and any other agreements, documents and instruments delivered together with this Agreement or in connection herewith (the “Transaction Documents”) and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company’s Board of Directors (the “Board”), any committee of the Board, or the Company’s stockholders is required.  The Transaction Documents have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

2.3           Approvals and Consents.  The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or to issue and sell the Note in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Purchaser herein.

2.4           Due and Valid Issuance.  The Note, when issued and fully paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

2.5           Material Compliance with Applicable Laws.  Neither the Company nor any of its subsidiaries is in material violation of, and neither the execution, delivery nor performance of any of the Transaction Documents has or will result in a violation of, any federal, state, local or foreign law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries.

2.6           Finders.  The Company has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.  The Company agrees to indemnify and hold harmless Purchaser, its officers, directors, affiliates, subsidiaries, employees and agents (as applicable) from liability for any compensation to any such intermediary retained by the Company and the fees and expenses of defending against such liability or alleged liability.

2.7           Survival.  The foregoing representations, warranties and agreements shall survive the execution of this Agreement indefinitely.

3.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to and agrees with the Company as follows:

3.1           Organization of Purchaser.  Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite entity power to own its assets and to carry on its business.

3.2           Authorization.  Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Note being sold to it hereunder.  The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary entity action, and no further consent or authorization of Purchaser or its partners or members, as the case may be, is required.  The Transaction Documents have been duly authorized, executed and delivered by Purchaser and constitute, or shall constitute when executed and delivered, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

3.3           Approvals and Consents.  Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or to purchase the Note in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

3.4           Investment.  Purchaser is acquiring the Note for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person or entity has a direct or indirect beneficial interest in the Note.  Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity with respect to the Note.

3.5           Exemption From Registration.  Purchaser acknowledges that the sale of the Note is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act.  In furtherance thereof, Purchaser represents and warrants to the Company as follows:

(i)           Purchaser realizes that the basis for the exemption from registration under the Securities Act may not be present if, notwithstanding any representation and/or warranty to the contrary contained in this Agreement, Purchaser has in mind merely acquiring the Note for a fixed or determinable period of time;

(ii)           Purchaser has the financial ability to bear the economic risk of its investment in the Note, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Company; and

(iii)           Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Note.

3.6           Accredited Investor.  Purchaser is an “accredited investor,” as that term is defined in Rule 501 of Regulation D.

3.7           Available Information.  Purchaser:

(i)           Has been furnished by the Company in connection with the sale of the Note with all information regarding the Company, the terms and conditions of the sale of the Note and any additional information that Purchaser, its representative, attorney and/or accountant has requested a reasonable time prior to the date hereof;

(ii)           Has been provided an opportunity for a reasonable time prior to the date hereof to obtain additional information concerning the sale of the Note, the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense;

(iii)           Has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, the Company or its representatives concerning the terms and conditions of the sale of the Note and other matters pertaining to an investment in the Note, or that which was otherwise provided in order for them to evaluate the merits and risks of a purchase of the Note to the extent the Company possesses such information or can acquire it without unreasonable effort or expense;

(iv)           Has not been furnished with any oral representation or oral information in connection with the sale of the Note; and

(v)           Has determined that the Note is a suitable investment for Purchaser and that at this time Purchaser could bear a complete loss of its investment in the Note.

3.8           Purchaser Representative.  Purchaser is not relying on any statements or representations made by the Company or its affiliates or any purchaser representative with respect to economic considerations involved in an investment in the Note.

3.9           Transfer Restrictions.  Purchaser shall not sell or otherwise transfer the Note without registration under the Securities Act or subject to an exemption therefrom, and Purchaser fully understands and agrees that Purchaser must bear the economic risk of Purchaser’s purchase because, among other reasons, the Note has not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states, or unless exemptions from such registration requirements are available.  In particular, Purchaser is aware that the Note falls within the definition of “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act.  Purchaser further understands that sale or transfer of the Note is further restricted by state securities laws and the provisions of this Agreement.

3.10           Entire Agreement.  No representation or warranty has been made to Purchaser by the Company, or any officer, director, employee, agent, affiliate or subsidiary of the Company other than those contained herein and, in purchasing the Note, Purchaser is not relying upon any representations other than those contained herein.

3.11           Purchaser Information.  Any information that Purchaser has previously furnished, or is now furnishing to the Company with respect to Purchaser’s financial position and business experience is correct and complete as of the date of this Agreement and, if there should be any material change in such information, Purchaser will immediately furnish revised or corrected information to the Company.

3.12           Legends. Purchaser understands and acknowledges that that the Note may be endorsed with substantially the following legend:

(i)           “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER ANY STATE SECURITIES LAW AND THESE SECURITIES MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.”; and

(ii)           any other legends required by applicable state or federal securities laws or any applicable state laws regulating the Company’s business.

3.13           Non-Marketable Investments.  Purchaser’s overall commitment to investments that are not readily marketable is not disproportionate to Purchaser’s net worth, and an investment in the Note will not cause such overall commitment to become excessive.

3.14           Finders.  Purchaser has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold harmless the Company, its officers, directors, affiliates, subsidiaries, employees and agents from liability for any compensation to any such intermediary retained by Purchaser and the fees and expenses of defending against such liability or alleged liability.

3.15           Survival.  The foregoing representations, warranties and agreements shall survive the execution of this Agreement indefinitely.

4.           Covenants.

4.1           Use of Proceeds.  The proceeds from the purchase and sale of the Note shall be used by the Company for the Acquisition and payment of related fees and expenses, and for general working capital purposes.

4.2           Indemnification by the Company.  The Company hereby agrees to reimburse, defend, indemnify and hold harmless Purchaser and its affiliates and its and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (the “Purchaser Indemnified Parties”) from and against any and all losses, damages, actions, proceedings, causes of action, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements, incurred by the Purchaser Indemnified Parties relating to, based upon, resulting from or arising out of (a) any inaccuracy or breach of any of the representations or warranties made by the Company in this Agreement or (b) any breach of or failure to perform any covenant or agreement made by the Company in this Agreement.

5.           General Provisions.

5.1           Entire Agreement; Amendment and Waiver.  This Agreement, together with the Note, constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter, and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.  Any failure by the Company or Purchaser to enforce any rights hereunder shall not be deemed a waiver of such rights.  This Agreement may not be amended or modified or the provisions hereof waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the party against whom such amendment, modification, or waiver is sought to be enforced.

5.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the business day received (or the next business day if received after 5:00 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser:

Lone Star Value Co-Invest I, LP
53 Forest Avenue, 1st Floor
Old Greenwich, Connecticut 06870
Fax: (203) 990-0727

If to the Company:

ATRM Holdings, Inc.
3050 Echo Lake Avenue, Suite 300
Mahtomedi, Minnesota 55115

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn: Adam Finerman, Esq.
Fax: (212) 451-2222

5.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the laws of another jurisdiction.

5.4           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other party hereto, and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any affiliate; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

5.5           Expenses; Litigation Costs.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.  In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party’s reasonable litigation costs and attorney’s fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

5.6           Headings.  The headings or captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.7           Pronouns.  Whenever the pronouns “it” or “its” are used herein, they shall also be deemed to mean “he” or “his” or “she” or “hers” whenever applicable.  Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

5.8           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.9           Information Confidential. Purchaser acknowledges that the information received by it pursuant hereto may be confidential and is for its use only.  Purchaser agrees that it will not use such information in violation of the Exchange Act, or reproduce, disclose or disseminate such information to any other person, unless the Company has made such information available to the public generally.

5.10           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, .pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

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[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

ATRM HOLDINGS, INC.

By:	/s/ Daniel M. Koch
	Name:	Daniel M. Koch
	Title:	President and Chief Executive Officer

LONE STAR VALUE CO-INVEST I, LP

By: LONE STAR VALUE INVESTORS GP, LLC, its General Partner

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Exhibit A

Form of Promissory Note